Exhibit 10.2

Stock Transfer Agreement

Transferor: Kai Sun (hereinafter referred as Party A)

Identity document: ID card ID No. xxxxxxxxxxxxxx

Transferee: Harbin Humankind Biology Technology Co., Limited (hereinafter referred as Party B)

Unified Social Credit Identifier: xxxxxxxxxxxxxx

Whereas Party A legally owns 1% of equity stock of Heilongjiang HempCan Pharmaceuticals Co., Ltd (hereinafter referred as “the Company”) and has decided to transfer all 1% of stock equity, and that the shareholders meetings of the Company have approved the transfer.

Whereas Party B agrees to acquire the 1% of equity stock of the Company held by Party A.

Whereas shareholder of the Company agrees Party B acquire the 1% of stock equity of the Company held by Party A.

Based on the principles of friendly negotiation, mutual benefit and consensus, both parties enter into the following agreements on the stock equity transfer:

Article I The quantity and price of transferred stock equity

1.	Party A agrees to transfer to Party B 1% of equity stock of the Company held by herself. Party B agrees to acquire the said equity stock.

2.	The equity stock to be transferred includes its attached interest and rights and is not subject to (including but not limited to) any lien, mortgage and other interests or rights from the third party.

3.	Party A will be not responsible for any debt, obligation, liabilities or management responsibilities of the Company after the stock transfer is completed.

4.	Based on the terms of this Agreement, Party A transfers the 1% equity stock of the Company for the consideration of RMB 2,950,000. Party B agrees to acquire the equity stock for the consideration.

Article II Term and Method to transfer the stock

Party B agrees to pay the price by the following term and method:

Party B agrees to wire the payment to the bank account designated by Party A by installment within 15 business days after both parties signed the Agreement. Party A need to complete the changes of stock equity ownership and changes of business registration etc. within 15 business days after Party A receives all wire payment.

Article III Shareholder’s rights and obligations

1.	From the completion date of the stock transfer on, Party B will execute the shareholder’s rights and fulfill the shareholder’s obligations. If necessary, Party A shall assist Party B to execute shareholder’s rights and fulfill shareholder’s obligations, including sign related documents in the name of Party A.

2.	From the completion date of the stock transfer on, Party B shall share the profit and assume risk and loss based on its percentage of total equity stock.

Article IV Liabilities of Breach

1.	If one party is default or breaches any terms of this Agreement, the breaching party shall compensate the other party for all its economic loss. Unless otherwise specified, the obeying party also has the right to request terminating the Agreement and claim any damage from the breaching party.

2.	If party B would not pay the consideration within the timeline specified in the Article II of this Agreement, it shall pay the penalty of 1 ‰ of delayed payment for each delayed day. After the payment of penalty, if the breaching causes more loss than penalty, or causes other damages, Party A still has the rights to ask for more compensation for the part which the loss is over the penalty or for the part of other damages.

Article V Dispute resolution

As for all disputes arise from executing this Agreement or related to this Agreement, both parties need to settle the disputes by friendly negotiation. If the disputes are not settled by negotiation, any party has the rights to settle by the following methods:

1.	Submit the dispute for arbitration. The arbitration committee will arbitrate the disputes based on current arbitration regulations. The arbitration decision shall be final and binding on both parties.

2.	Bring a lawsuit in the local court respectively.

Article VI Effect and Termination of Agreement

Effect Terms:

1.	This Agreement is taken in to effect after both parties sign and seal.

2.	After the Agreement is in effect, if any party intends to modify the Agreement, it shall inform to the other party in written form 10 business days in advance. The supplementary agreement could be signed based on written negotiated agreement. The supplementary agreement is with the same legal effect with the Agreement.

Termination Terms:

This Agreement could be modified or terminated if either one of the following occurred.

1.	This Agreement could not be executed for the force majeure or any causes that one party could not avoid even if it has no faults.

2.	Either party loses the ability to fulfill this Agreement.

This Agreement is executed in four copies, held by Party A, Party B, Company and Industry and Commercial Administration. All four copies are with the same legal effect.

Transferor: /s/Kai Sun

Transferee: Harbin Humankind Biology Technology Co., Limited (Seal)

Signed on June 27, 2023